Exhibit 23.2

CONSENT OF KPMG LLP INDEPENDENT AUDITORS

The Board of Directors

Nuvelo, Inc.

We consent to the use of our report dated February 2, 2004, except as to Note 2, which is as of February 23, 2004, with respect to the consolidated balance sheets of Nuvelo, Inc. (formerly Hyseq, Inc.) as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of Nuvelo, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

March 22, 2004